Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby  consent to the  incorporation  by  reference  in this  Post-Effective
Amendment No. 76 to the registration statement on Form N-1A ("Registration Statement") of our report dated July 27, 2000, relating to the financial statements and financial highlights which appears in the May 31, 2000 Annual Report to Shareholders of Scudder Choice Series: Scudder Health Care Fund and Scudder Technology Innovation Fund (formerly Scudder Technology Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Administrative Fee" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
December 27, 2000